Exhibit 99.1
VOLCANO ANNOUNCES CLOSING OF CARDIOSPECTRA ACQUISITION
      (SAN DIEGO, CA), December 18, 2007—Volcano Corporation (NASDAQ: VOLC), a provider of intravascular ultrasound (IVUS) and functional measurement (FM) products designed to enhance the diagnosis and treatment of vascular and structural heart disease, announced today that it has completed its previously announced acquisition of CardioSpectra, Inc.
     CardioSpectra is a privately-held company developing innovative Optical Coherence Tomography (OCT) technology. CardioSpectra’s unique OCT imaging system is expected to complement Volcano’s existing product offerings and further enhance Volcano’s position as an imaging technology leader in the field of interventional medicine.
     Under terms of the agreement, which was announced on December 10, 2007, Volcano paid $25 million in cash at closing to CardioSpectra’s shareholders and warrant holders. In addition, Volcano may make additional payments upon the achievement of certain product development, regulatory and revenue milestones. Any future payment may be made in cash or stock, or a combination of both at Volcano’s discretion.
About Volcano
     Volcano Corporation (NASDAQ: VOLC) offers a broad suite of devices designed to facilitate endovascular procedures, enhance the diagnosis of vascular and structural heart disease and guide optimal therapies. The company’s intravascular ultrasound (IVUS) product line includes ultrasound consoles that can be integrated directly into virtually any modern cath lab. Volcano IVUS offers unique features, including both single-use phased array and rotational IVUS imaging catheters, and advanced functionality options, such as VH™ IVUS tissue characterization and ChromaFlo®. Volcano also provides functional measurement (FM) consoles and single-use pressure and flow guide wires. Currently, more than 2,900 Volcano IVUS and FM systems are installed worldwide, with approximately half of its revenues coming from outside the United States. For more information, visit the company’s website at http://www.volcanocorp.com.
Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this news release regarding the CardioSpectra acquisition, Volcano’s business and technology, and CardioSpectra’s business and technology, that are not historical facts may be considered “forward-looking statements,” including statements regarding the CardioSpectra acquisition, its expected benefits to Volcano and CardioSpectra, the complementary nature of each company’s technology and skill sets to the other, Volcano’s long-term goals from the CardioSpectra acquisition, and the features of CardioSpectra’s technology and its potential. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially and adversely from the statements contained here. Some of the potential risks and uncertainties that could cause actual results to differ from the results predicted are detailed in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
Contacts:
John Dahldorf
Chief Financial Officer
Volcano Corporation
(916) 638-8008
or
Neal Rosen
Ruder-Finn
(415) 692-3058